Exhibit 99.03



                                          January 20, 1998

Board of Directors of Sbarro, Inc.

Gentlemen:

           This letter will supplement and amend the second paragraph in the proposal made in the letter dated January 12, 1998 on behalf of myself, Joseph Sbarro, Anthony Sbarro and the Trust of Carmela Sbarro (the "Sbarro Family") for the merger of the Company with a company to be owned by the Sbarro Family.

           Consummation of the acquisition would be subject, among other things, to (i) entering into a definitive merger agreement with the Company with respect to the transaction, (ii) approval of the transaction by the special committee of the Company's Board of Directors (the "Special Committee"), the full Board of Directors and the Company's shareholders, (iii) receipt of satisfactory financing for the transaction (the Sbarro family has received a highly confident letter from Bear Stearns with respect to receipt of such financing), (iv) the immediate suspension of dividends by the Company and (v) receipt of a fairness opinion from the financial advisor to the Special Committee stating that the proposed transaction is fair, from a financial point of view, to the public shareholders.

           Other than as set forth in the paragraph above, the provisions in our letter dated January 12, 1998 remain the same.

           We look forward to working with you and the advisors to the Special Committee to complete this transaction and trust you will give this proposal your prompt attention. We reserve the right to amend or withdraw this proposal at any time in our discretion.

                                                         Sincerely,

                                                         /s/ Mario Sbarro

                                                         Mario Sbarro